Exhibit 21.1

SUBSIDIARIES OF BLACKSTONE / GSO SECURED LENDING FUND

Name	Jurisdiction
BGSL JACKSON HOLE FUNDING LLC	Delaware
BGSL BRECKENRIDGE FUNDING LLC	Delaware
BGSL BIG SKY FUNDING LLC	Delaware
BGSL INVESTMENTS LLC	Delaware
BXSL C-1 LLC	Delaware
BXSL C-2 Funding LLC	Delaware
BXSL Associates GP (Lux) S.à r.l	Luxembourg
BXSL Direct Lending (Lux) SCSp	Luxembourg